Exhibit 10.1

433 W Van Buren St. Chicago, Ill 60607 United States	cboe.com

September 18, 2023

Edward T. Tilly

Via email

RE: Upcoming Resignation from Cboe Global Markets, Inc.

Dear Edward,

This letter agreement (this “Letter Agreement”) confirms your resignation from your position as Chief Executive Officer of Cboe Global Markets, Inc. (the “Company”) effective Monday, September 18, 2023 (the “Resignation Date”).

By signing and acknowledging below, the Company and you agree to the following:

1.	You have elected to resign and terminate your employment with the Company without Good Reason (your “Resignation”) as defined by and pursuant to the terms of your employment agreement with the Company dated February 9, 2023 (the “Employment Agreement”), effective on the Resignation Date. Note that terms not otherwise defined in this Letter Agreement will have the meaning assigned to them in the Employment Agreement, except as otherwise indicated herein.

2.	You are also resigning from the Board of Directors of the Company (the “Board”), your position as Chairman of the Board and as a director, manager or any other positions with the Company and all of its subsidiaries and affiliates on the Resignation Date. In addition, you agree to provide any additional documentation that may be reasonably requested by the Company to evidence your resignation from the Board or similar governing body of any subsidiary or affiliate of the Company.

3.	For the avoidance of doubt, the Company hereby:

(a) accepts your Resignation as timely and properly submitted under the Employment Agreement; (b) waives the notice of termination requirements in Section 5(d) of the Employment Agreement; (c) confirms that it will timely make all payments and provide all benefits set forth in Section 5(d) of the Employment Agreement; and (d) waives any rights it may have under any other provisions in the Employment Agreement or elsewhere to refuse to make any such payments or refuse to provide any such benefits; provided, however, that the Company expressly reserves and retains all rights under law and equity to enforce the Employment Agreement, LTIP and equity incentive award agreements for matters arising after the date of this Letter Agreement, including but not limited to the restrictive covenants and confidentiality covenants contained in your equity incentive award agreements, the restrictive covenants, non-disparagement and confidentiality covenants contained in Sections 9 and 10 of the Employment Agreement, the clawback provisions contained in Section 25 of the Employment Agreement, and/or any terms of the release agreement, which is included as Exhibit A to this Letter Agreement.

4.	You have had the opportunity to review the press release regarding your Resignation, as provided by the Company under separate cover.

5.	You acknowledge and agree that, except as otherwise provided in paragraph 5 of this Letter Agreement, you are not entitled to any other payment or benefit under the Employment Agreement in connection with your Resignation.

6.	Upon the Resignation Date, pursuant to Sections 5(d) and 12 of the Employment Agreement, you will:

a.	Execute a release agreement, which is included as Exhibit A to this Letter Agreement.

b.	Remain subject to the restrictive covenants, non-disparagement and confidentiality covenants in Sections 9 and 10 of the Employment Agreement and the restrictive covenants and confidentiality covenants contained in your equity incentive award agreements under the LTIP, which are incorporated by reference into this Letter Agreement. For purposes of calculating the applicable restricted period for the restrictive covenants and non-disparagement covenants, the restricted period will commence on the Resignation Date. For the avoidance of doubt, it is agreed and understood that consequent upon your Resignation, the restricted period for which you are subject to the restrictive covenants and non-disparagement covenants provided in Section 9 of the Employment Agreement is two (2) years from the Resignation Date.

c.	Become entitled to your pay and benefits earned through the Resignation Date consisting of:

i.	Your accrued but unpaid current base salary through the Resignation Date.

ii.	Any benefit obligations under any Benefit Plan or Insurance Plan, determined in accordance with the terms of the applicable plan.

7.	With respect to certain equity incentive awards you have been granted under the LTIP prior to the Resignation Date, you acknowledge and agree that the following treatment applies:

a.	All time-based restricted stock units will have pro-rated vesting through the Resignation Date, with vesting effective on the Resignation Date, as set forth on Exhibit B.

b.	All unvested performance-based restricted stock units will have pro-rated vesting through the Resignation Date, with vesting effective at the end of each applicable Performance Period and determined based on actual achievement of any Performance Goal(s) specified in the Award at the end of such Performance Period, as set forth on Exhibit B.

c.	All unvested time-based restricted stock units and performance-based restricted stock units that do not pro-rata vest pursuant to paragraph 6(a) and 6(b) of this Letter Agreement will be immediately forfeited, as set forth on Exhibit B.

8.	Upon your resignation, you acknowledge and agree:

a.	You will return to the Company, specifically its Chief Human Resources Officer, all known equipment, data, material, books, records, documents (whether hard copy or stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation your computer/laptop, printers, telephones and other electronic devices in your possession, custody or control which are or were owned and/or leased by the Company or any of its parents, subsidiaries or affiliates in connection with the conduct of the business of the Company or any of its parents, subsidiaries or affiliates (collectively referred to as “Company Property”). You further warrant that you have not retained, or delivered to any person or entity, copies of any Company Property or permitted any copies of Company Property to be made by any other person or entity.

b.	You agree to reasonably cooperate with the Company and their respective counsel in connection with any investigation, administrative proceeding or litigation related to or involving any aspect of your employment with the Company. This cooperation includes, but is not limited to, meeting with the Company and/or its agents and attorneys to answer questions, preparing for and testifying at depositions, assisting in responding to discovery demands, preparing for trial and/or arbitration, and preparing for and testifying at any trial and/or arbitration. For any matters that require your attendance (either virtual or in-person), you will coordinate with the Company’s counsel(s) to accommodate dates that fit your availability, subject to the confines of any deadlines imposed by the court or arbitration panel. You agree that whether a matter is related to or involving any aspect of your employment with the Company is to be determined by the Company in its sole discretion. The Company agrees that it will reimburse you for reasonable travel expenses (i.e., transportation, meals, and lodging) that you may incur in cooperating with the Company, provided that you follow the Company’s instructions regarding submission and approval of such expenses. This provision is not intended to affect the substance of any testimony that you provide; rather, you agree to provide truthful testimony and to otherwise cooperate with the Company in light of and in full compliance with all applicable laws. All consideration (including monetary payment) received by you in connection with this Agreement are not for any testimony that you provide in connection with this provision. In addition, except to the extent prohibited by law, you agree to provide immediate notice (within 3 business days) to the Company if you receive any subpoena, lawsuit, administrative proceeding or summons (along with copies of such documents) related, in any way, to Cboe.

If this Letter Agreement accurately describes your understanding of your Resignation, please sign the below acknowledgement and return a copy of this Letter Agreement to my attention.

Sincerely,

/s/ Patrick Sexton
Patrick Sexton
General Counsel & Corporate Secretary

By signing and dating under your name below, you acknowledge and agree to the terms set out in this Letter Agreement under the terms above.

EDWARD T. TILLY

Signature:	/s/ Edward T. Tilly

Date:	September 16, 2023

EXHIBIT A

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (the “Release”) is made and entered into this 18 day of September 2023, to be effective as of (the “Effective Date”), by and between CBOE GLOBAL MARKETS, INC. (“Cboe”) and EDWARD T. TILLY, a resident of the State of Illinois (“Tilly”).

1.            In consideration of Cboe’s payments to Tilly described in the Letter Agreement by and between Cboe and Tilly dated September 18, 2023, to which Tilly is not otherwise entitled and the sufficiency of which Tilly acknowledges, Tilly does hereby fully, finally and unconditionally release and forever discharge Cboe, Cboe’s subsidiaries and affiliates, and the former, current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of Cboe and Cboe’s subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Tilly’s past employment with Cboe or any past actions, statements, or omissions of Cboe or any of the Released Parties occurring prior to Tilly’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Tilly’s employment, the termination of Tilly’s employment, or any continuing effects of Tilly’s employment with Cboe.

2.            Tilly agrees not to sue Cboe or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Tilly will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.            Tilly agrees that he will refrain from making any statement to any third party regarding any matters related to his resignation, including, but not limited to, the investigation preceding his resignation, the resignation itself, or the terms of this Agreement. Tilly agrees that if there are inquiries from third parties regarding any matters related to his resignation, he will respond, “no comment” and direct such inquires to the appropriate representatives for Cboe. The terms “third party” and “third parties” are to be construed broadly and include any person or entity other than Tilly or the Released Parties.

4.            Tilly agrees: (a) he has not made or brought against the Company or the Released Parties any charge, claim, civil action, administrative action, or internal or external complaint or allegation of discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, retaliation, or any other unlawful employment practice (all collectively, hereinafter, “Unlawful Employment Practices Claims”); (b) there is no factual basis for any Unlawful Employment Practices Claim; (c) this Release is not in settlement of an employment dispute or other Unlawful Employment Practices Claim; and (d) none of the payments provided under the Letter Agreement are payments related to any Unlawful Employment Practices Claims. Tilly agrees that to the extent he has knowledge of or information regarding any Unlawful Employment Practices by or involving the Company or the Released Parties (including but not limited to discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, or retaliation), Tilly will maintain as confidential and not disclose such knowledge or information, except to the extent permitted by Section 5 of this Release.

5.            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Tilly from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Cboe), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Agreement limits Tilly’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Tilly). Tilly acknowledges and agrees that this Release is not in settlement of a claim of sexual discrimination or harassment.

A-1

6.            Tilly has twenty-one (21) days (until October 9, 2023) within which to consider this Release, although Tilly may accept it at any time within those twenty-one (21) days. Once Tilly has signed this Release, Tilly will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying Cboe, and specifically, its Chief Human Resources Officer. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and Cboe will have three (3) business days to rescind the entire Release at its own discretion by so notifying Tilly.

7.            Tilly agrees that he will continue to be governed by those obligations arising under Sections 9, 10 and 11 of the Employment Agreement by and between the Cboe and Tilly dated February 9, 2023, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

8.            This Release shall be binding upon and inure to the benefit of Cboe and its successors and assigns and Tilly and his heirs, executors and administrators.

9.            This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

Dated:
Edward T. Tilly

CBOE GLOBAL MARKETS, INC.

By: _________________________________

Its: _________________________________

Dated:_______________________________

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EXHIBIT B

OUTSTANDING EQUITY AWARD TREATMENT

Restricted Stock Units

Grant Date	Original Award Amount (#)	Unvested Amount at Resignation Date (#)	Pro Rata Amount to Vest at Resignation Date (#)	Amount Forfeited at Resignation Date (#)
2/19/2021	28,113	9,371	6,675	2,696
2/19/2022	23,319	15,546	5,537	10,009
2/19/2023	26,457	26,457	6,282	20,175

Performance Stock Units

Grant Date	Award Amount (#)	Pro Rata Amount of rTSR PSUs Eligible for Performance Vesting (#)	Pro Rata Amount of EPS PSUs Eligible for Performance Vesting (#)	Amount of rTSR PSUs Forfeited at Resignation Date (#)	Amount of EPS PSUs Forfeited at Resignation Date (#)
2/19/2021	28,114	12,709	12,709	1,348	1,348
2/19/2022	23,320	6,656	6,656	5,004	5,004
2/19/2023	26,458	3,141	3,141	10,088	10,088

B-1